Exhibit 15.3

March 31, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 16F of the Annual Report on Form 20-F dated March 31 , 2025 of IM Cannabis Corp. and are in agreement with the statements contained in the first to fifth paragraphs  in Item 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel
March 31, 2025